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                                                                     Exhibit 2.3


                             AMENDMENT NO. 1 TO THE
                            STOCK PURCHASE AGREEMENT

     This AMENDMENT NO. 1, dated September 29, 2000, is to that certain Stock Purchase Agreement With Respect To GNB Technologies (India) Private Limited, dated as of June 28, 2000, (the "Stock Purchase Agreement") and is executed by
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and between PACIFIC DUNLOP HOLDINGS (SINGAPORE) PTE. LTD., a corporation incorporated under the laws of Singapore ("Seller") and EXIDE HOLDING ASIA PTE.
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LIMITED, a corporation incorporated under the laws of Singapore ("Buyer").
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     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Except as amended hereby, the Stock Purchase Agreement remains in full force and effect. Except as otherwise defined herein, capitalized terms used in this Amendment No. 1 shall have the meanings assigned to them in the Stock Purchase Agreement.

     2.   The first and second sentences of Section 5.2 of the Stock Purchase
                                            -----------
Agreement are hereby deleted and replaced in their entirety with the following:

          Section 5.2.   Capitalization.  The authorized capital of GNB consists
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     of Ten Million (10,000,000) shares of common stock, par value INR10 per share. On the date of the Closing, there will be Eight Million Eighteen Thousand Four Hundred Eighteen (8,018,418) equity shares of the stock of GNB issued and outstanding, Eight Million Eighteen Thousand Three Hundred Ninety Seven (8,018,397) of which are owned by the Seller and constitute the Shares.



     IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 on the date first above written.


                                        PACIFIC DUNLOP HOLDINGS
                                        (SINGAPORE) PTE. LTD.

                                        By:         /s/ Martin M. Hudson
                                        Name:       Martin M. Hudson
                                        Title:      Attorney-in-Fact


                                        EXIDE HOLDING ASIA PTE. LIMITED

                                        By: /s/ David H. Kelly
                                        Name:   David H. Kelly
                                        Title: Vice President and Treasurer